LEASE PURCHASE AGREEMENT

BETWEEN

FUELSTREAM, INC.

AND

MRINTERNATIONAL TRADING, INC.

May 10, 2010

Exhibit A—Escrow Agreement
Exhibit B – Description of Initial Assets
Exhibit C—Form of Bill of Sale
Exhibit D—Form of Employment Agreement

i

LEASE PURCHASE AGREEMENT

This Lease Purchase Agreement (this "Agreement") is entered into as of May 10, 2010, by and between Fuelstream, Inc., a Delaware corporation ("Fuelstream"), and MRInternational Trading, Inc., a New York corporation ("MRIT"). Fuelstream and MRIT are referred to collectively herein as the "Parties."

This Agreement contemplates a transaction in which Fuelstream will purchase, in installments, certain assets of MRIT and lease such assets during the installment period.

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

1.  Definitions.

"Acquired Assets" means all right, title, and interest in and to the Initial Assets and the Secondary Assets.

"Affiliate" means, with respect to a Party, any Person who controls, is controlled by, or who is under common control with such Party.

"Assumed Liabilities" means only the Pre-Closing Docking Fees, but shall not include (i) any Liability of MRIT for Taxes incurred in relation to the Acquired Assets prior to the Closing Date, (ii) any Liability of MRIT for income, transfer, sales, use, and other Taxes arising in connection with the consummation of the transactions contemplated hereby (including any income Taxes arising because MRIT is transferring the Acquired Assets), (iii) any obligation of MRIT to indemnify any Person in connection with the use, operation, or ownership of the Acquired Assets (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise), or (iv) any Liability of MRIT for costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby.

"Closing" has the meaning set forth in §2(d) below.

"Closing Date" has the meaning set forth in §2(d) below.

"Code" means the Internal Revenue Code of 1986, as amended.

"Completion Date" means the date upon which the Final Installment is received by the Escrow Agent.

"Completion Payment Date" has the meaning set forth in §3(c)(iii).

"Controlled Group" has the meaning set forth in Code §1563.

"Environmental, Health, and Safety Requirements" shall mean all federal, state, local, and foreign statutes, regulations, ordinances, and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations, and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including, without limitation, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances, or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, or radiation, each as amended and as now or hereafter in effect.

"Escrow Agent" has the meaning set forth in §2(c) below.

"Escrow Agreement" means the Escrow Agreement entered into concurrently herewith and attached hereto as Exhibit A.

"First Installment" has the meaning set forth in §3(c)(i) below.

"First Installment Date" has the meaning set forth in §3(c)(i) below.

"Final Installment" means the difference between the Purchase Price and the sum of: (i) the Initial Installment; and (ii) any Interim Installments.

"Fuelstream" has the meaning set forth in the preface above.

"Fuelstream Shares" means shares of common stock of Fuelstream, par value $0.001 per share.

"Initial Assets" means one (1) tank barge and one (1) tugboat, descriptions and photographs of which are attached hereto as Exhibit “B.”

"Interim Installment" means any single payment or series of payments made by Fuelstream to the Escrow Agent, subsequent to the Initial Installment but prior to the Final Installment.

"Liability" means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

"Lien" means any mortgage, pledge, lien, encumbrance, charge, or other security interest.

"MRIT" has the meaning set forth in the preface above.

"Operational Date" means date at which the Initial Assets are commercially deployed pursuant to a bona fide agreement to transport and deliver fuel.

"Partial Completion Date" means the date upon which Fuelstream has delivered not less than an aggregate of Six Hundred Thousand Dollars ($600,000) to the Escrow Agent.

"Party" has the meaning set forth in the preface above.

"Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a governmental entity (or any department, agency, or political subdivision thereof).

"Pre-Closing Docking Fees" means all docking fees relating to or arising from the Acquired Assets incurred prior to the Closing Date, not to exceed Twenty Four Thousand Dollars ($24,000).

"Purchase Price" has the meaning set forth in §3(c) below.

"Relevant Date" means the date upon which either Party hereto is either: (i) obligated to deliver consideration to, or (ii) entitled to receive consideration from, the Escrow Agent.

"Secondary Assets" has the meaning set forth in §3(g)(iii) below.

"Tax" or "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, profits, withholding, social security (or similar), unemployment, disability, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

2. Lease of Acquired Assets.

(a) Grant of Lease.  MRIT hereby leases the Acquired Assets to Fuelstream, for the consideration specified in this Section 2 (referred herein as the “Lease”), for a period commencing on the Closing Date and continuing until the Completion Date (the “Lease Period”).

(b) Lease Payment.  Commencing on the Operational Date and continuing eighteen (18) months thereafter (“Lease Payment Period”), MRIT shall receive ten percent (10%) of the net revenues associated with the operation of the Acquired Assets, payable on a monthly basis by wire transfer according to instructions given by MRIT (“Net Revenue Interest”).  For purposes of this Agreement, “net revenues” shall mean cash consideration received by Fuelstream that is directly and substantially attributable to the use or operation of the Acquired Assets less all other items normally included in determining cost of goods sold (or cost of sales, as applicable) of similar enterprises under United States generally accepted accounting principles.  The Net Revenue Interest described in this Section 2(b) shall continue for the entire Lease Payment Period regardless of the termination of the lease or the end of the Lease Period hereunder.  For the avoidance of doubt, for example, if the Lease Period terminates on the sixth month from the Closing Date because Fuelstream has made the Completion Payment, the Net Revenue Interest shall continue to be payable to MRIT with respect to all of the Acquired Assets for an additional twelve months.

(c) Security.  MRIT shall be responsible for the execution, delivery, and filing of UCC 1 financing statements under the Uniform Commercial Code, showing MRIT as secured party, Fuelstream as debtor, and providing notice of the Lease.

(d) Maintenance and Operation. Fuelstream shall not remove, alter, disfigure, or cover up any numbering, lettering, or insignia displayed upon the Acquired Assets, and shall see that the Acquired Assets are not subjected to careless or needlessly rough usage; and it shall, at its own expense unless otherwise stated, maintain the Acquired Assets and its appurtenances in good repair and operative condition.

(e)  Fees and Expenses.  Following the Closing Date, Fuelstream shall pay any and all fees and expenses in connection with the use, storage, docking, and operation of the Acquired Assets, including  but not limited to, docking fees, registration fees, license fees and other costs.

(f) Supplying Operators.  Subsequent to the Closing Date, Fuelstream shall supply and pay all operators of Acquired Assets during the Lease Period (and thereafter following the Completion Date) and shall provide and pay for all worker's compensation insurance and pay all payroll taxes required by law and applying to such operators and workers when operators are employees of Fuelstream.

(g) Repairs.   The expense of all repairs made during the Lease Period, including labor, material, parts, and other items, shall be paid by Fuelstream.

(h) Insurance.  Fuelstream shall maintain in full force throughout the Lease Period at its expense: (i) adequate public liability and property damage insurance and standard fire and extended coverage insurance to cover the full replacement cost of the Acquired Assets; and (ii) adequate workers compensation coverage and bond and surety arrangements to cover the operation of the Acquired Assets.  In the event of damage or destruction to the Acquired Assets, the proceeds of such insurance shall be available for the repair or replacement of the Acquired Assets.

(i) Default.  In the event that Fuelstream fails to pay any sum payable hereunder within thirty (30) days after the date such payment is due, MRIT shall then, and at any time thereafter, have the right to (i) proceed by court action or other actions in law or in equity to enforce this Lease and recover from Fuelstream any and all damages and expenses, together with interest thereon at the rate of eighteen percent (18%) per annum, or the highest legal rate of interest, whichever is lower, from the date such amounts are due until paid, and (ii) without notice or demand, accelerate the balance of Net Revenue Interest thereafter accruing under the Lease, which, together with all other amounts then due under this Agreement, shall become immediately due and payable as liquidated damages and not as a penalty.

(j) Indemnification.  During the Term of the Lease, each Party agrees to indemnify, hold harmless and defend the other from all claims, actions, liabilities, damages, expenses and judgments (including but not limited to attorneys' fees, reasonable investigative and discovery costs and all other sums) on account of such Party's breach of the Lease and any injury to persons, loss of life or damage to property occurring with respect to the Acquired Assets arising out of such Party's negligent actions or negligent failure to act.  The rights of indemnification shall be in addition to all other rights of the Parties under this Agreement, including, without limitation, the rights of indemnification provided in §8 below.

3. Purchase and Sale.

(a) Purchase and Sale of Assets.  On and subject to the terms and conditions of this Agreement, Fuelstream agrees to purchase from MRIT, and MRIT agrees to sell, transfer, convey, and deliver to Fuelstream, all of the Acquired Assets for the consideration specified below in this §3.

(b) Assumption of Liabilities.  On and subject to the terms and conditions of this Agreement, Fuelstream agrees to assume and become responsible for all Assumed Liabilities at the Closing. Fuelstream will not assume or have any responsibility, however, with respect to any other obligation or Liability of MRIT not included within the definition of Assumed Liabilities.

(c) Purchase Price. Fuelstream agrees to pay to MRIT One Million Two Hundred Thousand Dollars (the “Purchase Price”) payable as follows:

(i) on or before the sixtieth day from the Closing Date (the “First Installment Date”), Fuelstream shall deliver to the Escrow Agent, by wire transfer or other immediately available funds, Three Hundred Thousand Dollars ($300,000) (the “First Installment”);

(ii) at any time following the First Installment Date but prior to the payment of the Final Installment, Fuelstream may deliver to the Escrow Agent an Interim Installment; and

(iii) on or before the twelve month anniversary of the Closing Date (the “Completion Payment Date”), Fuelstream shall deliver to the Escrow Agent, by wire transfer or other immediately available funds, the Final Installment.

(d) Election to Convert.  Prior to the delivery of the Final Installment as described in §3(c)(iii) above, MRIT shall have the option to convert any or all of the unpaid portion of the Purchase Price into shares of common stock of Fuelstream at a conversion price of $0.50 per share.

(e) Escrow. The Parties hereby agree that the delivery of the Purchase Price and the exchange of documentation in connection herewith (including the election of MRIT to convert into Fuelstream common stock as described in the preceding section) shall be governed by that certain Escrow Agreement (“Escrow Agreement”) among MRIT, Fuelstream, and [counsel to Grantor] (the “Escrow Agent”), substantially in the form attached hereto as Exhibit “A.”

(f) Closing.  The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Fuelstream on such date as the Parties may mutually determine (the "Closing Date").

(g) Deliveries

(i) at the Closing, the Parties will deliver to the Escrow Agent the various certificates, instruments, and documents referred to in the Escrow Agreement;

(ii) at the First Installment Date and the Completion Date, Fuelstream shall deliver the First Installment and the Final Installment, respectively, as described in §3(c)above;

(iii) within thirty (30) days of the Partial Completion Date, MRIT shall acquire and deliver to the Escrow Agent valid and marketable title to: one (1) additional tugboat and one (1) additional tank barge of similar quality, age, and capacity as the Initial Assets (the “Secondary Assets”);

(iv) at the Partial Completion Date and the Completion Date, the Escrow Agent shall deliver to Fuelstream the respective bills of sale and documents of title to the Initial Assets and the Secondary Assets, respectively, as set forth in the Escrow Agreement.

(h) Allocation.  Fuelstream shall prepare an allocation of the Purchase Price (and all other capitalized costs) among the Acquired Assets in accordance with Code §1060 and the Treasury regulations thereunder (and any similar provision of state, local or foreign law, as appropriate), which allocation shall be binding upon MRIT. Fuelstream shall deliver such allocation to MRIT within 60 days after the Closing Date. Fuelstream and MRIT and their Affiliates shall report, act and file federal income tax returns (including, but not limited to Internal Revenue Service Form 8594) in all respects and for all purposes consistent with such allocation prepared by Fuelstream. MRIT shall timely and properly prepare, execute, file and deliver all such documents, forms and other information as Fuelstream may reasonably request to prepare such allocation. Neither Fuelstream nor MRIT shall take any position (whether in audits, tax returns or otherwise) which is inconsistent with such allocation unless required to do so by applicable law.

4.  MRIT's Representations and Warranties.  MRIT represents and warrants to Fuelstream that the statements contained in this §4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date and any subsequent Relevant Date.

(a) Authorization of Transaction.  MRIT has full power and authority (including full corporate power or other entity and authority) to execute and deliver this Agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing, the board of directors of MRIT and the shareholders of MRIT have duly authorized the execution, delivery, and performance of this Agreement by MRIT. This Agreement constitutes the valid and legally binding obligation of MRIT, enforceable in accordance with its terms and conditions.

(b) Non-contravention.  Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which MRIT is subject or any provision of the charter or bylaws of MRIT or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which MRIT is a party or by which it is bound or to which any of the Acquired Assets are subject (or result in the imposition of any Lien upon any of the Acquired Assets). MRIT does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

(c) Title to Assets.  MRIT has good and marketable title to all of the Acquired Assets, free and clear of any Liens or restriction on transfer.

(d) Undisclosed Liabilities.  Other than the Docking Fee, there is no Liability with respect to the Acquired Assets.

(e) Tax and Registration Matters.  MRIT has paid any and all taxes and fees relating to the ownership operation, or registration of Acquired Assets

(f) Environmental, Health, and Safety Matters.

(i) With respect to the operation, use, and ownership of the Acquired Assets,

MRIT has complied and is in compliance with all Environmental, Health, and Safety Requirements and has obtained and complied with, and is in compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the operation, use, and ownership of the Acquired Assets.

(ii) With respect to the Acquired Assets, MRIT has not received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any Liabilities or potential Liabilities, including any investigatory, remedial or corrective obligations, relating to any of them or its facilities arising under Environmental, Health, and Safety Requirements.

(iii) MRIT has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to Liabilities, including any Liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to any Environmental, Health, and Safety Requirements.

(g) Investment. To the extent that MRIT converts any portion of the Purchase Price into Fuelstream Shares, MRIT (A) understands that the Fuelstream Shares have not been, and will not be, registered under the Securities Act of 1933, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (B) is acquiring the Fuelstream Shares solely for its own account for investment purposes, and not with a view to the distribution thereof, (C) is managed and directed by a sophisticated investor with knowledge and experience in business and financial matters, (D) has received certain information concerning Fuelstream and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Fuelstream Sahres, (E) is able to bear the economic risk and lack of liquidity inherent in holding the Fuelstream Shares, and (F) is an “accredited investor” as that term is defined under the Securities Act of 1933.

(h) Disclosure.  The representations and warranties contained in this §3 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this §3 not misleading.

5. Fuelstream's Representations and Warranties.  Fuelstream represents and warrants to MRIT that the statements contained in this §5 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date.

(a) Organization of Fuelstream.  Fuelstream is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

(b)  Authorization of Transaction.  Fuelstream has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Fuelstream, enforceable in accordance with its terms and conditions. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Fuelstream.

(c)  Non-contravention.  Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Fuelstream is subject or any provision of its charter, bylaws, or other governing documents or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Fuelstream is a party or by which it is bound or to which any of its assets is subject. Fuelstream does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

6. Conditions to Obligation to Close.

(a) Conditions to Fuelstream's Obligation.  Fuelstream's obligation to consummate the transactions to be performed by it in connection with this Agreement is subject to satisfaction of the following conditions:

(i) the representations and warranties set forth in §4 above shall be true and correct in all material respects at and as of the Closing Date and any subsequent Relevant Date;

(ii) MRIT shall have performed and complied with all of its covenants hereunder in all material respects through the Closing Date and each subsequent Relevant Date;

(iii) no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of Fuelstream to own the Acquired Assets;

(iv) all actions to be taken by MRIT in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to Fuelstream;

(v) no damage or destruction or other change has occurred with respect to the Initial Assets prior to the Closing Date or, with respect to the Secondary Assets, prior to the Partial Completion Date that, individually or in the aggregate, would materially impair the use of the Acquired Assets;

(vi) Moses Rambarran shall have entered into an employment agreement with Fuelstream, substantially in the form attached hereto as Exhibit “D”, and such agreement shall be in full force and effect as of the Closing;

Fuelstream may waive any condition specified in this §6(a) if it executes a writing so stating at or prior to the Closing.

(b)  Conditions to MRIT's Obligation.  MRIT's obligation to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i) the representations and warranties set forth in §5 above shall be true and correct in all material respects at and as of the Closing Date and any subsequent Relevant Date;

(ii) Fuelstream shall have performed and complied with all of its covenants hereunder in all material respects through the Closing Date and any subsequent Relevant Date;

(iii) no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of MRIT to sell the Acquired Assets; and

(iv) all actions to be taken by Fuelstream in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to MRIT.

MRIT may waive any condition specified in this §6(b) if it executes a writing so stating at or prior to the Closing.

7. Termination.

(a) Termination of Agreement.  Certain of the Parties may terminate this Agreement as provided below:

(i) Fuelstream and MRIT may terminate this Agreement by mutual written consent at any time prior to any Relevant Date;

(ii) Fuelstream may terminate this Agreement by giving written notice to MRIT at any time prior to the Relevant Date in the event MRIT has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Fuelstream has notified MRIT of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach; and

(iii) MRIT may terminate this Agreement by giving written notice to Fuelstream at any time prior to the Relevant Date in the event Fuelstream has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, MRIT has notified Fuelstream of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach.

(b) Effect of Termination. If this Agreement is terminated pursuant to §7(a) above, the following shall apply:

(i) if this Agreement is terminated due a material breach by Fuelstream, then upon written demand by MRIT, Fuelstream shall pay the following to MRIT within thirty (30) days of such demand:

(A) the unpaid portion of the Purchase Price; and

(B) the unpaid portion of the Net Revenue Interest, calculated by multiplying  (x) the number of months remaining on the Lease Payment Period as of the date of breach, by (y) the average monthly Net Revenue Interest for the five month period (or such shorter period if the breach occurred within five months of the Closing Date) immediately prior to the breach.

(ii) if this Agreement is terminated due to a material breach of MRIT, then the indemnification provisions in §8 shall apply.

8. Indemnification.  In addition to such rights of indemnification in connection with the Lease as provided in §2(j) above, each Party, to the fullest extent permitted by law, shall indemnify, defend, and hold the other Party and its Affiliates, officers, directors, trustees, partners, members, principals, employees, and agents (each, an “Indemnitee”) from and against any and all Losses arising from any and all claims, demands,  or Proceedings in which an Indemnitee may be involved, or threatened to be involved, as a party or otherwise, arising out of or incidental to this Agreement, regardless of whether this Agreement is in force or effect at the time any such liability or expense is paid or incurred and regardless of whether or not any matter giving rise to  indemnification hereunder was known by any such Indemnitee prior to the date of this Agreement, provided however, that the obligations of Fuelstream or its Affiliates shall collectively be limited to the unpaid portion, if any, of the Purchase Price and the unpaid portion, if any, of the Net Revenue Interest.

9.  Miscellaneous.

(a)  Survival of Representations and Warranties.  All of the representations and warranties of the Parties contained in this Agreement shall survive the Closing.

(b)  No Third-Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(c)  Entire Agreement.  This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

(d)  Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that Fuelstream may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Fuelstream nonetheless shall remain responsible for the performance of all of its obligations hereunder).

(e)   Counterparts.  This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(f)   Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(g)  Notices.  All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) one business day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) one business day after being sent to the recipient by facsimile transmission or electronic mail, or (iv) four business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to MRIT:	If to Fuelstream:
Attn: Mr. Moses Rambarran	Attn: Mr. Mark Klok
85 Main Street, Suite 202	10757 South River Front Pkwy, Suite 125
Hackensack, New Jersey 07601	South Jordan, Utah 84095
T +1 ______________	T +1 801 816 2500
F +1 ______________	F +1 801 816 2599
email: moses@rambarranlawfirm.com	email: mdklok@gmail.com

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

(h)  Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

(i) Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(j)  Expenses.  Each of Fuelstream and MRIT will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

(k)    Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.  Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

(l)  Incorporation of Exhibits.  The Exhibits identified in this Agreement are incorporated herein by reference and made a part hereof.

(m)  Specific Performance.  Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event any provision of this Agreement not performed in accordance with its specific terms or otherwise is breached, so that a Party shall be entitled to injunctive relief to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in addition to any other remedy to which such Party may be entitled, at law or in equity.

(n)  Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in New York City in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto.  Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or in equity.

* * * * *

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

MRInternational Trading, Inc.	Fuelstream, Inc.

By: /s/ Mark Klok	By: /s/ Moses Rambarran

Title: Chief Executive Officer	Title: President